Exhibit (h)(24)

DBX ETFs

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022 is made between each Acquiring Fund(s) listed on Schedule A, severally and not jointly (each, an "Acquiring Fund"), and each Acquired Fund(s) listed on Schedule B, severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds").

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	TERMS OF INVESTMENT

(a)              In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)     In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act and applicable exemptive relief granted by the SEC, the Acquired Fund may honor any redemption request from the Authorized Participant acting as intermediary to execute the Acquiring Fund's transaction partially or wholly in-kind.

(ii)     Scale of investment. Upon a reasonable request by an Acquired Fund, the corresponding Acquiring Fund will provide summary information regarding the

1

anticipated timeline and scale of its contemplated investment in the Acquired Fund.

(b)             In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the terms and conditions of the Rule.

2.	REPRESENTATIONS OF THE ACQUIRED FUNDS.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule or this Agreement.

3.	REPRESENTATIONS OF THE ACQUIRING FUNDS.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule, or this Agreement.

4.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Eaton Vance Management	Frank Gecsedi
c/o Legal and Compliance Division	Chief Compliance Officer - DBX ETF Trust
Two International Place	DWS Investment Management Americas
Boston, MA 02120	875 Third Avenue
Email: Fundoffundnotices@eatonvance.com	New York, NY 10022
Email: frank.gecsedi@db.com

With a copy to:	With a copy to:
Deidre E. Walsh	John Millette
Attn: Legal Dept.	Secretary - DBX ETF Trust
Two International Place	DWS Investment Management Americas
Boston, MA 02110	100 Summer Street, 8th Floor
Email: dwalsh@eatonvance.com	Boston, MA 02110
Email: john.millette@db.com

2

5.	TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a)   This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)   This Agreement shall remain in effect until terminated in writing by either party upon sixty (60) days' notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)   Except as otherwise provided in this Agreement, the Agreement may be amended only by a writing that is signed by each affected party.

(e)  In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)  In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

6.	MISCELLANEOUS

(a)   Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b)   Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c)   Addition or Removal of Acquiring and Acquired Funds. In the event that either party to this Agreement wishes to include one or more additional series on Schedules A or B, or remove one or more series from eligibility for purchase by adding the series to Schedule C, the relevant party shall notify the other party in writing, and, if the other party agrees in writing, the appropriate Schedule shall be amended accordingly and, in the case of series added to Schedule A or B, such series shall become an Acquiring Fund or Acquired Fund, as appropriate, under this Agreement.

3

(d)   Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(e)   Termination of Participation Agreement. The parties hereby mutually agree to terminate the Participation Agreement as of the Effective Date of this Fund of Funds Investment Agreement and waive any notice requirement for termination as may be set forth in such Participation Agreement.

(f)    Massachusetts Business Trusts. With respect to each Acquiring Fund that is a Massachusetts business trust or series thereof, as reflected in Schedule A, a copy of its Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of such Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of such Acquiring Fund.

[The remainder of this page intentionally left blank.]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DBX ETF Trust, on behalf of each Acquired Fund listed on Schedule B

/s/ Freddi Klassen

Name: Freddi Klassen

Title: President and Chief Executive Officer

Each Acquiring Fund Listed on Schedule A

/s/ Deidre Walsh

Name: Deidre Walsh

Title: Vice President

5

SCHEDULE A

Acquiring Funds

Eaton Vance Richard Bernstein Equity Strategy Fund*

Eaton Vance Richard Bernstein All Asset Strategy Fund*

*       Denotes a Fund that is organized as a Massachusetts business trust (or a series thereof).

6

SCHEDULE B

Acquired Funds

DBX ETF Trust

Xtrackers Harvest CSI 300 China A-Shares ETF

Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF

Xtrackers MSCI China A Inclusion Equity ETF

Xtrackers MSCI All World ex US Hedged Equity ETF

Xtrackers MSCI EAFE Hedged Equity ETF

Xtrackers MSCI Emerging Markets Hedged Equity ETF

Xtrackers MSCI Europe Hedged Equity ETF

Xtrackers MSCI Eurozone Hedged Equity ETF

Xtrackers MSCI Germany Hedged Equity ETF

Xtrackers MSCI Japan Hedged Equity ETF

Xtrackers FTSE Developed ex US Multifactor ETF

Xtrackers Russell US Multifactor ETF

Xtrackers MSCI EAFE ESG Leaders Equity ETF

Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF

Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF

Xtrackers Bloomberg US Investment Grade Corporate ESG ETF

Xtrackers J.P. Morgan ESG Emerging Markets Sovereign ETF

Xtrackers J.P. Morgan ESG USD High Yield Corporate Bond ETF

Xtrackers Eurozone Equity ETF

Xtrackers International Real Estate ETF

Xtrackers MSCI All World ex US High Dividend Yield Equity ETF

Xtrackers MSCI EAFE High Dividend Yield Equity ETF

Xtrackers Low Beta High Yield Bond ETF

Xtrackers USD High Yield Corporate Bond ETF

Xtrackers High Beta High Yield Bond ETF

Xtrackers Japan JPX-Nikkei 400 Equity ETF

Xtrackers MSCI Kokusai Equity ETF

7

Xtrackers S&P MidCap 400 ESG ETF

Xtrackers Russell 1000 US Quality at a Reasonable Price ETF

Xtrackers Municipal Infrastructure Revenue Bond ETF

Xtrackers Short Duration High Yield Bond ETF

Xtrackers S&P SmallCap 600 ESG ETF

Xtrackers S&P 500 ESG ETF

Xtrackers MSCI USA ESG Leaders Equity ETF

8

SCHEDULE C

Funds Excluded from Acquired Fund List

DBX ETF Trust

Xtrackers MSCI All China Equity ETF

Xtrackers Risk Managed USD High Yield Strategy ETF

9